Exhibit 8.1

Subsidiaries

All subsidiaries are, indirectly or directly, wholly-owned by National Energy Services Reunited Corp. except as indicated below.

Entity	State of Incorporation/Formation
MENA National Energy Ltd.	British Virgin Islands
National Oil Well Maintenance Company WLL	Qatar
National Petroleum Services Company WLL	Qatar
NESR Cayman Limited	Cayman Islands
National Petroleum Services Limited	Saudi Arabia
National Petroleum Technology Company Limited	Saudi Arabia
National Drilling Company Limited	Saudi Arabia
SAPESCO Arabian Petroleum Services LLC (99.7%)	Saudi Arabia
National Gulf Petroleum Services WLL	Kuwait
National Petroleum Services JSC	Libya
NPS Bahrain For Oil and Gas Well Services WLL	Bahrain
National Energy Services Reunited WLL	Bahrain
NPS Energy Holding WLL	Bahrain
NPS Energy DMCC	United Arab Emirates
NPS Holdings Limited	United Arab Emirates
National Oil Well Maintenance Company LLC	United Arab Emirates
Energy Oilfield Supplies DMCC	United Arab Emirates
Taqaat Professional Services DMCC	United Arab Emirates
NPS Energy India Private Limited	India
PT NPS Energy Indonesia	Indonesia
PT Tiger Indonesia Services ROI	Indonesia
PT DFI Asia Energy	Indonesia
NPS Energy SDN BHD	Malaysia
NPS Energy Oilfield Supply Ltd. (Malaysia – Labuan)	Malaysia
NPS Energy (B) Sdn. Bhd. (Brunei)	Brunei
Gulf energy SAOC	Oman
Gulf Energy Services LLC	Oman
Sino Gulf Energy Enterprises LLC	Oman
Integrated Petroleum Services Company LLC	Oman
Makameen Petroleum LLC	Oman
Well Solutions Services LLC	Oman
Sledgehammer Gulf LLC (51%)	Oman
Sahara Petroleum Services Company S.A.E. (99.7%)	Egypt
Sahara For Maintenance and Operating Services LLC (99.7%)	Egypt
NESR Limited	United Kingdom
National Energy Services Reunited Corporation	Texas